Exhibit 99.1

Digirad Reports 2007 Third-Quarter, Nine-Month Financial Results

Net Loss Narrows on Growth of Services Revenues, Higher Margins for Quarter, Nine Months;
Outlook Improves for 2007 Net Results

POWAY, Calif.—October 25, 2007—Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging systems and services to physicians’ offices, hospitals and imaging centers, today reported narrowed losses for the third quarter and nine months ended September 30, 2007, on higher revenues, improving gross margins and lower operating expenses.

Net loss for the quarter was $588,000, or $(0.03), compared to a net loss of $2.1 million, or $(0.11) per share, for third-quarter 2006. The $588,000 net loss for the quarter included stock-based compensation expense of $199,000; the net loss of $2.1 million for third-quarter 2006 included stock-based compensation expense of $344,000. For nine months, the Company reported a net loss of $276,000, or $(0.01) per share, including stock-based compensation expenses of $824,000, compared to a net loss of $6.1 million, or $(0.33) per share, including stock-based compensation expenses of $1.4 million, for the same period a year ago.

Chief Executive Mark Casner commented: “We are pleased to report continuing improvement in year-over-year net results due to higher gross margins, lower operating expenses, and signs of returning to revenue growth driven by our nuclear and ultrasound mobile imaging services operations. During the past quarter, services revenues continued to benefit from a broader line of imaging modalities, ongoing upgrades and higher utilization of our mobile imaging fleet, which is also contributing to higher gross margins through higher labor efficiencies and reduced depreciation expenses.

“In addition, we are starting to see initial revenue from our centers of influence marketing strategy that has, to date, resulted in active working relationships with three highly respected academic medical institutions,” Casner continued. “Based on indications from these centers and our plan to add affiliations with other centers of similar standing, this strategy holds the potential to contribute incremental revenues in 2008.”

Consolidated revenues for the quarter were $18.8 million, compared to $16.7 million for third-quarter 2006. DIS (Digirad Imaging Services) revenue was $13.5 million, compared to $11.4 million in third quarter 2006. For the quarter, DIS operated 135 units, both nuclear and ultrasound, with an overall asset utilization rate of 62%, compared to 83 units (all nuclear) and an asset utilization rate of 51% for third-quarter 2006.

Third-quarter product-related revenues, consisting of camera sales and maintenance fees, were $5.3 million and included sales of 17 cameras for both the third-quarter 2007 and third-quarter 2006. Product-related gross margin was flat compared to last year.

Consolidated gross profit for the quarter improved to $4.8 million, or 25.4% of revenues, from $4.1 million, or 24.5% of revenues, for third-quarter 2006. DIS gross margin improved to 24.7% of revenues, compared to 23.8% for third-quarter 2006. Product-related gross margin was 27.3%, compared to 25.9% for third-quarter 2006.

Casner added: “During the quarter we continued to upgrade our DIS nuclear fleet by replacing 13 more single-head cameras with our multi-headed Cardius XPO configuration. We now have 55 multi-

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Digirad Reports 2007 Third-Quarter, Nine-Month Financial Results
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headed mobile cameras in operation and expect to replace 6 of the 36 remaining single-headed cameras during the fourth quarter of 2007. As in recent periods, we expect these ongoing upgrades to lead to higher reliability and increased throughput, which are expected to contribute to higher utilization and lower labor costs, in subsequent quarters.”

Operating expenses for the quarter declined approximately $1.1 million to $5.7 million from $6.8 million in third quarter 2006; the decline being largely attributable to reduced headcount as a result of streamlining operations.

Nine-month consolidated revenues were $55.1 million, compared to $54.7 million for the first nine months of 2006. DIS revenue was $39.0 million, compared to $38.0 million for nine-months 2006. Product-related revenue was $16.1 million, compared to $16.7 million for the same period last year. Consolidated gross margin for nine months improved to 29.1%, or $16.0 million, from 25.9%, or $14.1 million, for nine-months 2006.

Total operating expenses for nine months declined to $17.6 million, or 31.9% of revenues, from $21.8 million, or 39.8% of revenues, for the same period a year ago.

“Looking forward, we will increase focus on revenue growth and continue to keep expenses under control, as we have during the last nine months,” Casner stated. “As our year-over-year improvement indicates, we are clearly on track to achieve quarterly profitability. Furthermore, improved cash flow and an already-strong balance sheet allow us to now consider acquisitions and their potential to accelerate our progress along that path.”

Cash and equivalents and securities available for sale on September 30, 2007, totaled $30.8 million, compared to $44.3 million on December 31, 2006. Cash usage for nine-months 2007 included $8.8 million in payments toward the acquisition of net assets from Ultrascan and $7.1 million for capital expenditures primarily associated with the Company’s DIS operations, which were offset in part by positive cash flows from operations of $2.4 million during the nine-month period. Net receivables were $10.5 million compared to $7.5 million on December 31, 2006. The increase was due primarily to higher services revenues during the quarter and acquiring Ultrascan receivables. Net inventories were $5.1 million on September 30, 2007, compared to $5.9 million on December 31, 2006.

Management Updates 2007 Guidance
Reflecting the results for the first nine months of the year and the integration of Ultrascan, Digirad anticipates consolidated revenues for 2007 in the range of $74.5 million to $75.5 million, consisting of DIS revenue between $53.0 million and $53.5 million and product revenue between $21.5 million and $22.0 million; and consolidated net results for 2007 ranging from breakeven to a net loss of $1.0 million, including estimated stock-based compensation expense of $1.1 million. Results for 2006 include $2.0 million in revenue from sales of stress agents. Digirad discontinued sales of stress agents in June 2006.

Conference Call Information
Digirad has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call. A telephone replay of the call will be available at (800) 406-7325 or (303) 590-3030, conference ID #3793192 from approximately 2 p.m. EDT. The telephone replay will be available until 11:59 pm EDT on October 27, 2007.

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Digirad Reports 2007 Third-Quarter, Nine-Month Financial Results
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About Digirad
Digirad Corporation provides diagnostic nuclear and ultrasound imaging systems and services to physicians’ offices, hospitals and other medical services providers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 450 systems; in addition, a mobile fleet of more than 120 nuclear and ultrasound imaging systems is being used in 22 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding our expectations of revenue growth, gross margin improvements and declining operating expenses in both DIS and the product business; our expectations of improved performance and lower costs associated with the ongoing upgrade of the DIS fleet to the mobile version of the Cardius 3 XPO system; anticipated incremental revenue in 2008 derived from our strategic centers of influence marketing strategy; the potential for acquisitions; and, in general, our anticipated financial results for 2007. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad's products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad's camera systems and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad effectively to market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact: Dan Matsui Allen & Caron 949-474-4300 d.matsui@allencaron.com	Company Contact: Todd Clyde, CFO 858-726-1600 ir@digirad.com

[Financial tables follow]

Digirad Reports 2007 Third-Quarter, Nine-Month Financial Results
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Digirad Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
DIS	$13,500	$11,388	$39,020	$38,008
Product	5,274	5,314	16,104	16,671

Total revenues	18,774	16,702	55,124	54,679

Cost of revenues:
DIS	10,166	8,681	28,771	29,080
Product	3,834	3,937	10,327	11,450

Total cost of revenues	14,000	12,618	39,098	40,530

Gross profit	4,774	4,084	16,026	14,149

Operating expenses:
Research and development	868	1,036	2,441	3,249
Sales and marketing	1,624	2,272	5,661	6,797
General and administrative	3,037	3,455	9,126	11,689
Amortization of intangible assets	217	6	326	35

Total operating expenses	5,746	6,769	17,554	21,770

Loss from operations	(972)	(2,685)	(1,528)	(7,621)

Interest and other, net	384	551	1,252	1,480

Net loss	$(588)	$(2,134)	$(276)	$(6,141)

Net loss per share - basic and diluted	$(0.03)	$(0.11)	$(0.01)	$(0.33)

Weighted average shares outstanding:
Basic and diluted	18,829	18,782	18,821	18,751

Stock-based compensation expense
is included in the above as follows:

Cost of DIS revenue	$17	$33	$61	$125
Cost of Product revenue	17	24	60	66
Research and development	18	41	62	129
Sales and marketing	2	89	67	237
General and administrative	145	157	574	832

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Digirad Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2007	2006(1)
	(Unaudited)
Assets

Cash and cash equivalents	$9,364	$10,070
Securities available-for-sale	21,457	34,256
Accounts receivable, net	10,539	7,534
Inventories, net	5,060	5,860
Other current assets	1,438	1,499

Total current assets	47,858	59,219

Property and equipment, net	15,935	9,570
Other intangible assets, net	2,999	428
Goodwill	2,650	—
Restricted cash	60	60

Total assets	$69,502	$69,277

Liabilities and stockholders' equity

Accounts payable	$3,040	$2,643
Accrued compensation	2,936	3,650
Accrued warranty	930	788
Other accrued liabilities	3,171	3,306
Deferred revenue	2,811	2,775
Current portion of long-term debt	204	269

Total current liabilities	13,092	13,431

Long-term debt, net of current portion	2	99
Deferred rent	251	302

Total stockholders' equity	56,157	55,445

Total liabilities and stockholders' equity	$69,502	$69,277

(1) The condensed consolidated balance sheet as of December 31, 2006, was derived from the audited financial statements as of that date.

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